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                                    EXHIBIT 4

                              CONSULTING AGREEMENT


This Consulting Agreement is bring entered into as of January 29, 2003, by and between Douglas G. Furth (hereinafter "Consultant") and Modern Manufacturing Services, Inc. (hereinafter "the Company"), whereby the Company has agreed to retain the services of the Consultant under the terms and conditions as set forth within the Consulting Agreement.

It is hereby acknowledged that the Company is desirous of retaining the services of the Consultant for assistance in various matters pertaining to corporate growth, strategic planning, and the expansion of the existing shareholder and equity base of the Company, and that the Consultant has agreed to provide such services to the Company in exchange for the due consideration as outlined within the subsequent portions of this Agreement.

Section 1                  Description of Consulting Services

Under the terms and conditions of this Agreement the Consultant has agreed to act in an advisory capacity to the Company and to provide such services in exchange for the due consideration as set forth within this Agreement. The scope of such services shall be described as providing general assistance and guidance to the company in the areas of strategic planning, corporate financing strategies, strategic alliances, mergers, acquisitions and various other matters as pertaining to growth and the enhancement of shareholder value.

Whereas the Consultant has agreed to act in an advisory capacity to the Company, the company understands and hereby acknowledges the fact that this is a non-exclusive arrangement, and that the Consultant is free to enter into any other such consulting and/or business agreement as he may deem necessary and desirable at any time. Such agreements may include additional consulting agreements, outside business ventures and/or investments as well as any other type of business and/or personal activity as the Consultant may desire. The Consultant shall maintain the right to enter into any such outside agreements and ventures, at his sole discretion.

As a further provision of this Agreement both the Consultant and the Company acknowledge and agree that there will not be any specific time requirement for utilization by either party, and that the consideration that is due the Consultant under the terms of this Agreement is unrelated to the amount of time that is spent providing such consulting services, and is considered as a fixed cost of this Agreement.




Section 2.                 Disclaimers

In recognition and mutual acknowledgement of the fact that the Company is a company in its development stage and is further engaged in a business of a highly speculative nature with little or no current revenues, income or liquid market for its stock at this time the Consultant makes no representations, warranties or other affirmations as to the efficacy, viability and/or success of any efforts that may be undertaken on the Company's behalf, and the Company hereby acknowledges, accepts and understands such disclaimers as made by the Consultant.

Section 3.                 Due Consideration

As due consideration for the consulting services to be provided by the Consultant to the Company under the terms and conditions as set forth within this Agreement, the Company hereby agrees to the timely payment of the following to the Consultant;

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1.   In consideration for all services  provided  hereunder that are not related to capital-raising transactions or the direct or indirect maintenance or promotion of a market for the Company's securities a retainer in the amount of 800,000 free-trading shares of unrestricted common stock in MMFS and any of its successor entities, shall be issued upon the execution of this Agreement.

2. A fee that is equivalent to five percent 5% of the value of any economic transaction that is consummated as a result of the Consultant's contacts and/or efforts on the Company's behalf. An economic transaction shall be considered as any of the following, but is not necessarily limited to: mergers, acquisitions, sales, strategic alliances, customers and/or suppliers, or any other type of transaction that is considered as having any economic effect on the Company.

As a condition of this Agreement, subheadings 1-2 as listed above in the Due Consideration portion of this Agreement shall be considered as having survived the term of this Agreement, and shall remain in full force and effect until either of the following has occurred:

          a. The contingent provisions have been fulfilled or.
          b. Two years have passed subsequent to the termination date of this Agreement

Section 4.                 Timely Payment

As a condition of this Agreement it is hereby understood that all obligations as incurred by the Company shall be paid to the Consultant in a timely manner. It is acknowledged that all such obligations shall become due and payable within the following timeframes:

     a. The signing retainer shall become due and payable upon the execution of this Agreement
     b. The contingent payment(s) as outlined in subheading 2 above shall become due and payable upon the closing of any of the aforementioned transactions. The Company hereby agrees to execute any and all appropriate documents so as to make the requisite payments a part of any closing, with the proceeds being paid directly to the Consultant at the time of closing.
     c. Any other expenses and distributions shall be considered as becoming due and payable upon notification to the Company by the Consultant

Section 5.                 Conditions of Default

In the event that the Company fails to meet the Timely Payment and/or Due Consideration sections of this Agreement it shall be considered to be in default of its payment obligations to the Consultant. In the event of a default the Consultant shall have the obligation to inform the Company of such a default in writing, and shall grant the Company a period not to exceed ten (10) business days within which it may move to cure such a condition through the payment of any and all outstanding obligations to the Consultant.

In the event that the Company fails to cure such a default the Company shall be considered to be in breach of its contractual obligations to the Consultant, resulting in the following penalties:

     a. The Consultant shall have no further obligation to the Company as a result of this Agreement and shall be released from any and all obligations to the Company immediately upon the notification to the Company of its default and the Company's subsequent failure to cure said default within the agreed upon timeframe.

     b. Upon default by the Company to the Consultant under any of the terms and conditions as outlined within this Agreement all such monies, retainers, expenses, distributions and/or earnouts as have been earned or as may have been earned as a result of the successful completion of this Agreement as well as any extensions thereof, shall become due and payable upon an accelerated basis immediately upon notification to the Company by the Consultant of any such default, and its subsequent lack of cure. In the event of a default and/or breach of this Agreement by the Company any and all monies that may have been earned by the Consultant hereunder shall become immediately due and payable.



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Section 6.                 Term of the Agreement

The term of this Consulting Agreement shall run for a period of six (6) months from the date of its execution by all parties, with additional options for extension thereafter by mutual and written consent. Throughout the initial term of this Agreement either party shall maintain the right to terminate the Agreement through the forwarding of a written notification to the other party with a thirty (30) day notice period.

In the event that the Consultant elects to terminate the Agreement without cause prior to its expiration he shall be entitled to any and all payments and/or distributions as earned up to and including the termination date, but shall not be entitled to receive any unearned portions of the fees. It is acknowledged and agreed upon however that in the event that the Company concludes any transactions with any of the people, entities and/or companies that have been introduced to it by the Consultant or with whom the Consultant has initiated conversations on the Company's behalf, the Company shall be obligated for payment to the Consultant under the terms and conditions of this Agreement, for a period of two years subsequent to the termination.

In the event that the Company elects to terminate the Agreement for any reason whatsoever its obligations to the Consultant as set forth within the "Due Consideration" section of this Agreement shall be deemed to have survived such a termination and shall remain due and payable as if the Agreement were still in full force and effect.

The Company may not nullify and/or release itself from any of the payments and/or obligations to the Consultant throughout the initial term of this Agreement (and any extensions thereof) under any circumstances whatsoever.

Section 7.                 Transfer of Assets, Merger

Notwithstanding anything to the contrary herein, if (a) all or substantially all of the assets of the Company should be transferred (either by sale, exchange, foreclosure, liquidation, dissolution, repurchase or other disposition) to a corporation or other entity without the prior consent of the Consultant, this Agreement shall also continue to be binding upon both the Consultant as well as the transferee corporation and/or entity, and the Company shall make adequate provisions within such transactional documentation for the assignment and assumption of this Agreement, with the Company remaining jointly and severally liable hereunder.

Section 8.                 Liability and Indemnification

Because the duties and services of the Consultant may require and/or be uncontrollably influenced by the decisions of third parties, no statement, representation or warranty can be or is made by the Consultant as to the result of his services. In no event shall the Consultant be held liable, whether in contract, tort, negligence or otherwise for any special, indirect, economic or consequential damages or for any damages arising from or attributable to the failure to realize the goals of the Company and/or its affiliates profits, cash flows, savings, loss of data, capital downtime, loss of use, loss of goodwill, loss of anticipated or actual revenue or profit, or any other economic dislocation whatsoever. The Consultant shall not, under any circumstance whatsoever, be held liable to the Company or any person or entity for any mistakes, errors in judgment or for any act or omission believed by him in good faith to be within the scope of his authority hereunder, regardless of whether such act or omission in ineffective or in any way fails to achieve the purposes of this Agreement, or for any other claim or theory advanced by any such person

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or entity. The Consultant shall be indemnified and held harmless by the Company and any of its affiliates from all loss, cost or expense in respect to any and all such claims, such parties advancing or paying as incurred all such loss, cost or expense of the Consultant. The Consultant shall not be held to have incurred any liability to the Company or any person or entity by virtue of any action taken by him or allegedly failed to be taken by him in the good faith attempt to discharge his duties and services. In no event shall any liability of the Consultant exceed the value of the total compensation and consideration (excluding any reimbursement for expenses) as set forth under the terms and conditions of this Agreement and as already paid to the Consultant thereunder.

Section 9.                 Authority

The Company and any affiliates hereby warrant and represent that they have the full power and authority to execute and deliver this Agreement to the Consultant and to perform the obligations as contained herein, and that this Agreement has been duly authorized, executed and delivered by the Company and any affiliates and further constitutes and valid, binding and legally enforceable obligation of the Company and any affiliates. Each party has read and understood this Agreement.

Section 10.                Notices, etc.

All notices and other communications hereunder shall be in writing and shall be deemed to have been given either; when hand delivered to the addressee's office, or three (3) days after being mailed by first class, registered or certified mail, postage prepaid, addressed as follows:

     a. If to the Consultant to: Douglas G. Furth, 714 Arbor Way, Aurora, Ohio 44202, or to any other such person(s) and/or addresses as may be furnished, in writing, to the Company by the Consultant

     b. If to the Company to: Roger Janssen, c/o Modern Manufacturing Services, Inc., 6605 202nd Street, S.W., Lynnwood, Washington 98036, or to any other such person(s) and/or addresses as may be furnished, in writing to the Consultant by the Company

Section 11.                Entire Agreement

The parties hereto agree that this Agreement constitutes the entire agreement between the parties with respect to the subject mater hereof, that that this Agreement supersedes any and all prior agreements and understandings between the parties with regard to such subject matter, and that there are no restrictions, agreements, arrangements, either oral or written, between the parties relating to the subject matter hereof which are not fully and accurately expressed or referred to herein.

Section 12.                Waivers

Any waiver of the terms and/or conditions as set forth within this Agreement shall not operate as a waiver of any other breach or claim of such terms or conditions or any other term or condition, nor shall any failure to enforce any provisions hereof operate as a waiver of such provision or of any other provision hereof. No waiver, unless it by its own terms explicitly so provides, shall be construed to effect a continuing waiver in any other instance or for any other purpose, or impair the right of the party against whom such waiver is claimed, in all other instances or for all other purposes, to require full compliance with such provision.

Section 13.                Further Amendments

Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms, conditions and purposes of this Agreement.

Section 14.                Amendments

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This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing fully executed by the party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.

Section 15.                Assignment; Successors and Assigns

This Agreement shall, except as hereinafter or as in Section 7 provided, not be assignable by either party without the receipt of the prior written consent of the other; provided however that this Agreement may be assigned by the Consultant to any subsidiary and/or affiliated company of the Consultant, with such assignment releasing the assignor. This Agreement may also be assigned pursuant to a sale of substantially all of the assets of the Consultant's practice with or to a party acceptable to the Company, which party shall have assumed the Consultant's obligations hereunder pursuant to an agreement in form and substance reasonably satisfactory to the Company. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors in interest (whether by merger, consolidation or similar transaction), and permitted assigns.

Section 16.                No Partnership Authority

Nothing as contained within this Agreement is intended to create, nor shall any provision hereof be construed so as to create, a partnership, joint venture, coadventure or joint undertaking by and among the Consultant and the Company, or to further constitute the Consultant as an agent or employee of the Company, it being the express intention of the parties hereto that the relationship created hereby shall be that of separate and independent contractors acting at all times in their sole and individual capacities. The Consultant shall have no authority to act on behalf of the Company in any matter except as expressly outlined within this Agreement, or as may be agreed upon otherwise, in writing.

Section 17.                Access; Assistance; Information: Compliance with Law

     a. In connection with the Consultant's engagement as contemplated by and through this Agreement the Company and any affiliates hereby agree to furnish the Consultant and any of his designates with all information concerning the Company and any affiliates which the Consultant reasonably deems as being appropriate, and will provide the Consultant with access to, assistance from, availability for communications and meetings with, the Company's and any affiliates files, officers, directors, accountants, counsel, investment bankers, broker-dealers, marketmakers and other outside advisors. The Company represents and warrants to the Consultant that all such information is and will be truthful and accurate in all material respects and that it does not nor will not contain any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. The Company acknowledges that the consultant will be utilizing and relying upon the accuracy and completeness of the information supplied by or on behalf of the Company and its officers in connection with its engagement without independent verification, and that the Consultant does not assume responsibility for the accuracy and completeness of any such information. The Company will promptly notify the Consultant in writing in the event that it learns of any material inaccuracy in or material omissions from, any information as previously delivered to the Consultant, including, particularly, the financial projections of the Company and any affiliates.

     b. The burden of compliance with law for all matters concerning the Company and any affiliates and/or entities which either have or may be contemplating the issuance of Securities, rests with the Company and any such affiliate or entity. Although the Consultant may offer its practical advice or offer comments or observations regarding such matters, he shall not be deemed to provide legal or accounting advice or services, nor to be the maker, author, publisher or be responsible for any statement, representation or misstatement, misrepresentation, omission or alleged misstatement, alleged misrepresentation or alleged omission.

Section 18.                Severability

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In the event that any provision of this Agreement shall be held or deemed to be, or shall in fact be invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or cease, because of conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions herein contained invalid, inoperative or unenforceable, to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case, except when such construction could operate as an undue hardship on either party, or constitute a substantial deviation from the general intent and purpose of such party is reflected within this Agreement. For purposes of interpretation, no party shall be deemed the drafter of this Agreement.

Section 19.                Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of such counterparts signed by the party against whom enforcement is sought. Fax signatures shall be valid as originals or copies.

Section 20.                Section Headings

The headings as utilized throughout this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement


Section 21.                Gender

Whenever used herein the singular noun shall include the plural, the plural shall include the singular, and the use of any gender shall include all genders.

Section 22.                Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the internal law of the State of Ohio, without regard to the principals of conflicts of laws. The parties hereto agree that any disputes that may arise shall be resolved in the appropriate jurisdiction within the State of Ohio.



IN WITNESS WHEREOF, the parties have executed or caused to be executed the Agreement as of the date first above written.



Modern Manufacturing Services, Inc.




By: ____________________


Title: ___________________


Date: ___________________




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Douglas G. Furth



By: ____________________


Title: ___________________


Date: ___________________


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